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                                                                     EXHIBIT 4.2
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Name of Record Holder:

Number of Shares You Are Entitled to Purchase:
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                           USTMAN TECHNOLOGIES, INC.
                            SUBSCRIPTION CERTIFICATE

        For information and assistance please call the Soliciting Agent:
                                DRAKE & CO. INC.
                           Attention: Brandon T. Hole
                                 (212) 742-1500

TO U.S. STOCK TRANSFER CORPORATION:

   I have the right to subscribe for shares of USTMAN Common Stock pursuant to the Rights Offering of USTMAN Technologies, Inc. I desire to purchase shares of USTMAN Common Stock subject to the terms described in the prospectus dated July 7, 1999.

   By executing this Subscription Certificate, I acknowledge having received and read the prospectus. I understand that, as a shareholder of record on the record date for the rights offering, and subject to certain limitations stated in the prospectus, I am entitled to subscribe for shares of USTMAN Common Stock based on a subscription price of $0.25 per share.

   THE SHAREHOLDER RIGHTS EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON JULY   ,
199  . THE RIGHTS ARE NOT TRANSFERABLE.

RETURN TO: U.S. STOCK TRANSFER CORPORATION

  If by mail, overnight courier, or by hand:

  U.S. Stock Transfer Company
  1745 Gardena Avenue, Suite 200
  Glendale, California 91204-2991
  Attn:

  If by facsimile (for Notice of Guaranteed Delivery only):

  (818) 502-0057  The original Subscription Certificate must be sent to U.S.
                  Stock Transfer Corporation at the above address

  Confirm facsimile by telephone: (818) 502-1404.

  Delivery to an address other than that above does not constitute good delivery.
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   Upon the terms and subject to the conditions specified in the Prospectus, the undersigned hereby SUBSCRIBES for shares of Common Stock as follows:

  Number of shares subscribed for:

  Amount of payment for shares subscribed for: $
  (no. of shares subscribed for times $0.25).

The number of shares I have the RIGHT to purchase is indicated on the top of this certificate. I understand that I have the right to subscribe for additional shares, provided that payment is made as provided in the prospectus and this Subscription Certificate. However, if shareholders subscribe for more shares than USTMAN is offering, subscriptions for additional shares will be satisfied in proportion to the number of shares owned by each shareholder who has subscribed for additional shares.

Check one:

  [_]Enclosed is my check or money order payable to "USTMAN Technologies, Inc."

  [_]Payment has been made by wire transfer to the account of U.S. Stock
     Transfer Corporation (wire instructions can be obtained by calling or faxing U.S. Stock Transfer Corporation)

IMPORTANT: PAYMENT FOR SHARES OF COMMON STOCK SHOULD BE MADE IN U.S. DOLLARS BY CHECK OR MONEY ORDER PAYABLE TO "USTMAN TECHNOLOGIES, INC." OR BY WIRE TRANSFER TO THE SUBSCRIPTION AGENT'S ACCOUNT. A PRE-ADDRESSED ENVELOPE IS ENCLOSED.

   Acceptance or rejection by USTMAN of this subscription shall be effective in accordance with the terms set forth in the Prospectus. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by USTMAN, whose determinations shall be final and binding.

   Shares of Common Stock will be issued promptly upon completion of the rights offer. Such shares will be registered in the same manner as set forth on the face of this Shareholder Rights Subscription Certificate. If your shares are held in joint ownership, all joint owners must sign. When signing as a fiduciary, representative or corporate officer, give full title as such.

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 Date:       _________   Day Phone: (   )
             Signature   Eve Phone: (   )_______
 Date:______ _________   Day Phone: (   )_______
             Signature   Eve Phone: (   )_______
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